UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(amendment no. 2 )

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act Of 1934

Conforce International, Inc.
 (Name of Registrant as specified in its charter)

Delaware	68-6077093
(State or other jurisdiction of	(I.R.S. Employer
incorporation or jurisdiction)	Identification Number)

51A Caldari Road
2nd Floor
Concord, Ontario L4K 4G3
Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (416) 234-0266

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.0001	Over-the-Counter/Pink Sheets

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

Conforce International, Inc. is filing this General Form for the Registration of Securities on Form 10 to register its common stock, par value $0.0001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Once Conforce International, Inc. has completed this registration, it will be subject to the requirements of Regulation 13A under the Exchange Act, which will require the company to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to “Conforce International, Inc.,” “Conforce,” “CFRI,” the “Company,” “we,” “our” or “us” means Conforce International, Inc.  Our principal place of business is located at 51A Caldari Road, 2nd Floor, Concord, Ontario L4K 4G3 Canada. Our telephone number is (416) 234-0266.

ITEM 1.  BUSINESS.

BUSINESS DEVELOPMENT

Conforce International, Inc. is a Delaware corporation headquartered in Concord, Ontario, Canada. Management of Conforce has been in the shipping container business repairing, selling or storing containers for over 25 years.  The Company operates a Container Terminal through Conforce 1 Container Terminals, Inc. (“Conforce 1”). Conforce 1 provides complete handling and storage of marine shipping containers to its client base of International shipping lines.  The container depot has a capacity of over 5,000 containers.  Its state-of-the-art fully integrated software system allows customers on-line access 24/7 to create bookings, view container inventory and status, and to print standard and customizable reports. Full service features include empty and loaded container lift on-off services, short and long term storage for empty and loaded containers, on-site container-reefer vendors for container repair services, 460V plugs for reefer pre-trip services, on-site fuelling and steam cleaning, and container modifications to client specifications.

In addition to the business of the container terminal as described above, the Company has been engaged in the research and development of a unique and proprietary composite product designed to affect positive change in an industry plagued with flooring problems (sources: World Cargo News, January 2007; Cargo Systems, August 2008). The Company has developed a material that simulates the strength characteristics of wood, but based on established values, is lighter, stronger and more cost-effective.  EKO-FLOR, as a polymer based composite, eliminates the destruction of tropical hardwood trees, while enhancing the performance of containers. EKO-FLOR weighs 249 kgs per twenty foot container while plywood weighs 304 kgs per twenty foot container. EKO-FLOR maximizes container potential by allowing them the versatility to transport all types of cargo.  Contamination through residue and odor absorption is possible with wood. EKO-FLOR is non-absorbent. Containers utilizing EKO-FLOR will no longer be condemned because of contamination which in turn, maximizes fleet size and revenue potential.

EKO-FLOR xcs, the first version of the product, was officially introduced to the container industry on December 5, 2006 at the 31st annual Intermodal Conference in Hamburg, Germany, the world’s leading shipping container event. Based on a positive reception to the composite, the Company continued to refine its product and as a result, it was able to introduce a lighter, less expensive version, EKO-FLOR cs-2, in December 2007 at the Intermodal Show in Amsterdam, Netherlands. Based on industry feedback related to the surface coating, the Company continued to develop the product until it was able to officially launch EKO-FLOR cs-4 in December 2008, Conforce introduced its latest light-weight version to key customers during a series of meetings held in Hamburg, Germany. Based on the positive reception to EKO-FLOR cs-4, orders were placed for ocean-going trials. (The difference in the product versions described above has been more fully explained in the Principal Products section of this document).

As a result, EKO-FLOR cs-4 will be evaluated through ocean-going tests conducted by shipping lines and container lessors.  The Company expects that approximately six hundred (600) EKO-FLOR cs-4 equipped containers will be in circulation on or about May – July 2009 for final testing.  Management of the Company considers the opportunity to have EKO-FLOR evaluated by major international shipping lines and lessors to be a true validation of the product as well as a significant representation of the container industry’s commitment to adopt an environmentally responsible flooring solution. As documented in World Cargo News (January 2007 – “Floors: The Container’s Achilles Heel”), an industry trade journal, the specific tropical hardwood used  for container flooring is rapidly depleting and thus a suitable alternative is in high demand.

The Company has also developed EKO-FLOR ms-1, a composite panel designed specifically for use as shelving in United States Military special application marine containers. Consistent with a Letter of Intent received by Conforce in May 2008 from its military sub-contractor, Sea Box Inc., the first order from Sea Box for ms-1was received in December of 2008. The order consisted of racking for 5,043 bi-con containers and will generate revenues in excess of 1 million USD over 12 months until January 2010. Shipments of ms-1 commenced in January 2009.

In order to help ensure the successful commercialization of EKO-FLOR, particularly, cs-4, on February 17, 2009, the Company signed a definitive agreement with Bayer Material. Science LLC (“Bayer”) establishing a strategic partnership between Conforce and Bayer. Bayer is one of the world’s leading polymer companies and is a division of Bayer AG, a recognized leader in health care, nutrition and advanced materials. For Conforce, the agreement provides key support in the areas of advanced material and design analysis, efficient production practices, technical expertise and know-how, and a global material supply chain consistent with the projected requirements of EKO-FLOR.

It is important to note all revenues reported by Conforce to-date have been generated by the container terminal operations, which was formed in November 2003 with first revenues being recorded in April 2004. Research and development of EKO-FLOR has been primarily funded by cash provided by the terminal operations. The results from operations of the terminal are as follows:

For the 12 month period April 1, 2006 to March 31, 2007, the Company had revenues of $1,567,187 with a net loss of ($197,762).
For the 12 month period April 1, 2007 to March 31, 2008, the Company had revenues of $2,364,945 with net income of $7,746.
For the 9 month period April 1, 2008 to December 31, 2008, the Company had revenues of $ 1,575,118 with net income of $17,988.

CORPORATE DEVELOPMENT

Toronto Reefer Container Services (“TRC”) was formed in 1975 by Mr. Tony Kulas, father of Marino Kulas.  It was a Kulas private family business specializing in the service and repair of oceangoing containers.  The business was subsequently purchased in 1998 by Mr. Slavko Kulas, the cousin of Mr. Marino Kulas.  Mr. Marino Kulas has been previously employed by TRC, where he was responsible for the business development of the “TRC companies.”  Since the formation of Conforce, TRC has remained an independent entity with no financial relationship with Conforce.  TRC is in the business of providing repair services for shipping lines through the use of mobile repair units that are called upon by various terminals to perform on-site container repairs.  TRC is hired by the shipping lines and is paid directly by same.  Terminal operators allow TRC to work on their premises as a service to their shipping line customers.  As such, Conforce is not paid by TRC and TRC is not paid by Conforce, nor is their any formal written agreement between the parties.

On February 9, 2001, First National Preferred Card Service Inc. (FNPCS) was registered as an Ontario corporation and was originally established to facilitate payment systems for cruise ships operated by certain shipping lines and in particular, Carnival Cruise Lines.

In November of 2003, Conforce 1 Container Terminals Inc. was registered as an Ontario corporation and was formed for the purposes of establishing a container storage and handling terminal. First revenues for the terminal were recorded in April 2004.

On May 18, 2004 “Now Marketing Corp.” was duly formed through the filing of its Certificate of Incorporation with the Delaware Secretary of State by Chairman and Director, Marino Kulas. As was the case with FNPCS, Now Marketing Corp was also originally established for the  venture involving payment systems for cruise ships.

On May 18, 2005, Now Marketing Corp. was renamed to Conforce International, Inc. At the time of the renaming, Now Marketing Corp. had no business operations.

On May 20, 2005, First National Preferred Card Service Inc. was renamed to Conforce Container Corporation. At the time of the renaming, FNPCS had no business operations.

On May 24, 2005, Conforce International, Inc. and Conforce Container Corporation (“CCC”), an Ontario corporation, completed an Acquisition Agreement and Plan of Merger. The purpose of the merger was for international tax planning and expansion. At that time, the Company acquired 50.1% of Conforce 1 Container Terminals Inc., which was wholly owned by Marino Kulas.

As of May 24, 2005 and upon execution of the Acquisition Agreement and Plan of Merger in connection with Conforce 1 and CCC, Marino Kulas, President and Chief Executive Officer was the founder and sole owner of Now Marketing Corp. and was the founder and majority shareholder of CCC, which is the company responsible for the development of EKO-FLOR. Mr. Kulas was also the founder and sole owner of Conforce 1 Container Terminals, Inc., which is the company responsible for the Company’s container terminal operations.

As of the date of this filing, the common stock of Conforce is listed on the Pink Sheets Electronic OTC Market under the trading symbol “CFRI.”

PRINCIPAL PRODUCTS

Conforce is comprised of two separate and distinct operating divisions:

1.        Conforce Container Corporation is dedicated to the production, development and commercialization of the  new ISO1496 certified container flooring system, EKO-FLOR.

EKO-FLOR is a composite flooring system designed to replace plywood flooring in shipping containers.   It is a uniquely formulated composite material that, as per independent certification testing conducted by the American Bureau of Shipping, meets or exceeds the performance of tropical hardwoods currently used in the majority of shipping containers. Based on the nature of the polymer used in the product and its top wear layer, EKO-FLOR is resistant to stain and odor absorption, water damage, microbial and insect attack, and contamination. Contamination in containers is caused by wood’s ability to absorb spills of various liquids and odors. EKO-FLOR is a non-absorbent material. This translates into a dramatic reduction in after-market repairs, a sanitary food-grade environment which significantly increases container versatility, the ability to decontaminate containers using only standard cleaning procedures and the elimination of cross-border contamination due to insect or microbial attack. The product is also resistant to typical damage caused by lift trucks during loading and off-loading. Based on the polymer used in the product’s composition, it is estimated that EKO-FLOR panels will maintain a life span of not less than 20 years, as opposed to current containers equipped with wood, which are estimated to be, and have historically been, in circulation for approximately 11 years.

EKO-FLOR xcs was the first version of the product developed for use in extreme applications requiring significant strength characteristics in order to meet or exceed specified requirements in terms of the weight and forces exerted on the product before failure occurs  (“load bearing” or “load bearing properties”).

EKO-FLOR cs-2 was designed for use in general cargo applications. The product weighed 270kg per 20 ft. container which was approximately 10 percent lighter than Apitong plywood, which serves as the current standard for container floors. Apitong is a tropical hardwood that requires approximately 60 – 80 years to reach maturity.

EKO-FLOR cs-4 was designed throughout 2008 as a result of evaluations and suggestions by container industry participants. The product contains a new anti-slip top coat surface jointly developed by Conforce and Bayer. Based on weight comparisons using established values (Apitong at 304 kgs per twenty-foot container and EKO-FLOR cs-4 at 249 kgs per twenty-foot container), EKO-FLOR is approximately 18% lighter than Apitong. EKO-FLOR cs-4 will replace xcs and cs-2 and is the version of the product that will be tested by customers in ocean-going trials.

EKO-FLOR ms-1 has been developed as a load bearing shelving system for use in special application United States military containers.

Please refer to the Growth Strategies section on page 8 for discussion of anticipated revenues.

PRINCIPAL COMPETITIVE STRENGTHS

In addition to Management’s 25 years of experience in the container industry, it is essential to understand the deficiencies of wood flooring versus the wood-free EKO-FLOR composite flooring system.

Currently, over ten (10) million tropical hardwood trees are cut down every year in order to make container floors. Notwithstanding the obvious impact to the environment, wood is a less than perfect raw material for shipping container applications due to its inherent natural characteristics.

For example, wood flooring that has absorbed a spill of oil cannot be used for the transportation of food unless the container is repaired by either sanding or cropping and inserting a new piece of wood flooring. According to  guidelines published by the Institute of International Container Lessors (IICL) , the crop and insert must span no less than three cross-members which equates to a replacement of approximately 4’ x 4’ in size.  Depending on the geographic location in which the service is being performed, such repairs can be prohibitively expensive.

Alternatively, EKO-FLOR contains a uniquely developed composite that unlike wood, offers numerous advantages to the container industry.

Advantage 1: A   sanitary environment  suited for food-grade delivery.  EKO-FLOR will not absorb odors or residue.  As a result, EKO-FLOR equipped containers create, for shipping lines, a larger available fleet from which to draw.

Advantage 2: EKO-FLOR provides complete resistance to oil absorption; odor absorption; water damage; microbial and insect attack; and delamination, which translates into overall savings for container owners. Conforce estimates that the EKO-FLOR price premium will be offset within 24–36 months based on the following cost saving variables: reduced installation costs, reduced maintenance and repairs, maximized fleet versatility, increased service life of containers, increased fleet retention reduces requirement for new builds, increased net operating income resulting from prolonged container life and a higher expected residual value at time of container sale coupled with a reduced sales cycle.

Advantage 3: Substantial savings to shipping lines in food-grade preparation cost.  Wood floors identified as sub-standard for food-grade applications must be sanded or replaced in sections.  In many instances, containers are rejected for food-grade applications and are then limited to general cargo usage. In order to determine which containers are food-grade ready, handling charges may be incurred by shipping lines as a result of inspections conducted by terminal operators.

Advantage 4: The environmentally responsible EKO-FLOR allows for the preservation of the world’s forests through complete elimination of legal and illegal wood harvesting for the purposes of container flooring, elimination of wood treatments, reduced energy used in transportation due to its low weight, less total energy required to produce EKO-FLOR, increased container service life, use of a mineral based raw material that is an abundant natural ingredient, potential for use of recycled raw materials and it is re-useable and recyclable.

Advantage 5: Durability of the composite material coupled with the elimination of sanding due to stain absorption, translates to longer life expectancy for EKO-FLOR equipped containers.

Advantage 6: EKO-FLOR is over 18% lighter than tropical hardwood flooring which translates into savings for shipping lines by way of reduced bunker fuel costs or increased payload capacity.

Additional benefits include: extremely low flammability relative to wood, high strength and dimensional stability across a temperature range of +100 to -100 degrees Celsius, superior flexural rigidity (lower bending of panels under load) relative to wood, and excellent impact resistance.

It is important to note that although damage to EKO-FLOR panels is unlikely, certain repairs may be required, as would be the case with wood floors, if the following events were to occur: crop and insert in the unlikely event that the container has major cargo shifting causing extreme localized contact with the floor.  Mishandling of the container by crane operators may cause the frame to bend potentially resulting in lifted or cracked panels.  If the container is placed on the ground and lands on a protruding object this may cause either cracked or loosened panels.

It is also important to note that the principal challenge faced by EKO-FLOR is that although the product is cost-effective over the service life of the container, buyers must pay an upfront premium. In other words, the product will reduce the total cost of ownership for the shipping lines and leasing companies through reduced repairs and increased life, however, like many composite products, the buyer must pay a premium upfront. This hurdle was significant when the product was first introduced to the industry in 2006, however, the product price has since decreased while awareness of the competitive strengths of the product and its economic impact on the cost of ownership has increased. The cost-effective claims made by Conforce to the industry have been recognized by the major shipping lines and leading companies as valid and economically feasible. As a result, product for ocean-going trials has been ordered.

The principal challenges related to the terminal business are customer retention in a competitive environment and decreasing container traffic as a result of the global economic downturn.  The Company projects a decrease in revenue for fiscal year 2009 of approximately 30%, which is discussed throughout the Registration Statement.

GROWTH STRATEGIES

s        In order to substantially increase its gross margins and earnings before interest, taxes, depreciation and amortization (EBITDA), the Company is currently considering the establishment of a company owned EKO-FLOR manufacturing facility in Asia.  The company estimates that by manufacturing EKO-FLOR in its own facility in China it can increase its gross margin and EBITDA through volume raw material purchases and through efficient production practices such as limiting raw material waste, minimizing quality control issues through proper training, which the Company expects will also increase output by maximizing production line speeds. As it relates to production, in addition to internal management, the Company also intends to rely on expertise provided by Bayer. As it relates to establishing a facility is China, the Company intends to rely on advice from its advisors, General Alexander Haig Jr. And Alexander P. Haig, who have an understanding of the requirements for entry into the Asian market for North American manufacturing firms.

s       In May of 2008 Conforce received a Letter of Intent (LOI) from a U.S. based Military contractor, Sea Box, Inc.,  for the purchase of the Company’s newly developed composite product, EKO-FLOR ms-1, designed exclusively for use as load bearing shelving in special application United States Military shipping containers.  The LOI contemplates a renewable multi-year contract whereby Conforce will provide product for a minimum of 10,000 special application containers. In December 2008, the company received its first order in connection with the LOI for EKO-FLOR ms-1 from its US military contractor, Sea Box, Inc.  to provide the product for over 5,000 special application military containers.

s       The Company has received trial orders for its EKO-FLOR cs-4 composite container flooring system from sizeable, key shipping lines. The trial orders will generate revenues in excess of $350,000. The trials will consist of placing EKO-FLOR equipped containers loaded with various types of cargo, to be determined at the discretion of the shipping lines, and to have such loaded containers placed on ocean-going vessels to be transported on routes also to be determined at the sole discretion of the shipping lines. Management of the Company expects that, at such time as the trials are completed and provided of course that the trials are successful,  it will be in a position to secure annual volume commitments from shipping lines and leasing companies. At this time, the Company has only received verbal indications of volume for 2009 and 2010.

s       The Company intends to enter the North American highway trailer market with a similar flooring product. Currently, the Company has developed a prototype version for the European trailer market which is now in trailer trials through ATC Houthendal in Belgium. The North American trailer product, EKO-FLOR xts, is in the development stage and the Company expects to be able to produce a die specific for the trailer product by August 2009 and expects to begin xts trailer road trials in North America by October 2009. Prior to funding the cost of full development and dies, the Company expects to modify cs-4 container panels for road tests to be conducted on or about July 2009. By using its company owned production facility in Canada the initial estimated cost of entry into the North American highway trailer market using sub-contracted production facilities is approximately $300,000. The Company intends to use net proceeds from the sale of EKO-FLOR cs-4 and ms-1 for the development of the product.

s       The Company intends to develop flooring for the Cruise Line industry and has had preliminary discussions with Carnival Cruise Lines. The Company expects to produce a prototype panel for use as a replacement to teak wood currently used on cruise ships. The Company does not expect to provide product to Carnival until March of 2011. Total cost of entry into the decking market for cruise lines is unknown at this time, however, the Company intends to use net proceeds from the sale of EKO-FLOR cs-4 and ms-1 for the development of the product.

s       The Company plans to develop and commercialize a residential flooring application that will further contribute to the development of the EKO-FLOR brand and will enable the Company to capitalize on the significant “do-it-yourself” home and cottage renovation market. The product will be designed for use on docks as a replacement for wooden docks suffering deterioration due to continued exposure to water, sunlight and general weather elements. EKO-FLOR decking would have similar properties as those found in EKO-FLOR cs-4 and ms-1 but would not require the same load bearing strength characteristics. The Company has not developed a sales channel for this product as of yet, however, the Company’s V.P of Product Development is also the technical chairperson for the National Composites Council of Canada. The Company intends to rely on his expertise and contact base as it relates to the development and commercialization of the outdoor decking product. Prototypes of the product are scheduled for the second quarter of 2010. Total cost of entry is estimated to be approximately 200,000. Net proceeds from the sale of EKO-FLOR cs-4 and ms-1 will be applied to the development of the product.

DISTRIBUTION METHODS

The Company sells its products directly to International shipping lines for use in newly manufactured containers through, either its internal sales staff, broker/selling agents (of which it has 2 in Europe), and military contractors (of which it has one in the USA).

INDUSTRY OVERVIEW

According to Containerisation International Magazine, there were 24.78 million shipping containers in circulation worldwide in 2007 with 3.9 million new containers manufactured that year. The container industry spends a significant amount of capital per annum repairing container floors that have been contaminated by oil and odor absorption or damaged during loading and/or off-loading.

Containers are currently equipped with floors made from tropical hardwoods, the most common being Apitong. According to a Greenpeace report entitled “Sharing the Blame”, the supply of tropical hardwoods in Indonesia is rapidly depleting and is expected to reach critical supply levels by 2010. As a result, wood manufacturers are harvesting immature trees and/or combining Apitong with less effective wood products. The result is failing container floors. As such, the container industry is aggressively seeking a viable alternative to hardwood – source: World Cargo News article entitled “Floors: the Container’s Achilles Heel”, – January 2007 edition.

In February 2008, the Container Owner’s Association (COA) proposed audits of plywood manufacturers due to the deteriorating quality of the wood flooring being supplied and the developing concern regarding the illegal logging of immature Apitong and other tropical hardwood trees.

According to the current COA report on container flooring, the life expectancy of plywood flooring in containers has been reduced to 5 – 10 years.  In fact, during the in-gate/receiving process, the Conforce container terminal has discovered and inspected numerous examples of shipping container wood floor failure on the first usage of new containers without any signs of external container abuse.

Alternatively, EKO-FLOR is a viable non-wood  solution as fully described in the Principal Products section above.

Regarding the current state of the shipping container industry as a result of the recent global economic downturn, it is important to note that new build volume in 2008 was down slightly at 3.85 million 20 foot equivalent containers due to a slowdown in the  fourth quarter. Volume for the production of new containers is projected to be down significantly in 2009 however, projections from shipping lines for 2009, new build production volume are at this time uncertain. It is expected that shipping lines will be forced to reduce current container inventory levels and draw from existing containers in their fleets until demand begins to stabilize.

Shipping rates are also expected to decrease, which could put additional pressure on shipping lines as revenues and earnings decrease. According to Drewry Supply Chain Advisors division director Philip Damas, “Demand is no longer sufficient to absorb new vessel capacity. As a result of anemic growth and over-capacity, container freight rates have fallen on several key routes, with the notable exception of the transpacific, where carriers have withdrawn substantial capacity. Shippers should expect container rates to decline by about 15 percent during the current down-cycle, although any reductions will also depend on the level of fuel surcharges.”

According to a report published on December 8, 2008 by Deutsche Bank Research, the long-term prospects for container shipping are favourable. The report states that “Despite the current economic slowdown, container shipping is expected to continue to be a growth sector (+7 to 8% p.a. until 2015).” The report states that while it expects significant problems for shipping companies in the short-term as a result of over-capacities and declining freight and charter rates, the medium and long-term prospects remain intact. The report concludes although “the crisis is severe, there is no reason [for the industry] to panic.”

As it relates to Conforce, notwithstanding the anticipated reduction in new container builds in the next 6 – 24 months, the Company expects that it will be able to meet its projected volume targets. The Company maintains that the shipping container industry remains in need of an alternative non-wood flooring solution and therefore a percentage of new builds will still be allocated by shipping lines to non-wood alternatives and that such allocation will adequately meet the Company’s market entry requirements.

PRODUCT DEVELOPMENT

s        The Company has developed a  composite container flooring product as an alternative to the wood flooring currently used in the majority of containers in circulation. EKO-FLOR  cs-4 is  engineered to meet or exceed the rigors associated with typical containerized traffic (as described in the Principal Products section above). The Company has received trial orders totaling approximately 600 - 20ft equivalent containers. The Company expects that ocean-going trials will be completed during calendar third quarter 2009.

s       The Company has developed EKO-FLOR ms-1, a composite shelving system  designed  for use in special application military containers. The Company recently received an order from its US military contractor to equip over 5,000 special application US military containers with EKO-FLOR ms-1. The first order will generate annual revenues for Conforce in excess of 1 million USD .

COMPETITION

Havco produces a composite coated wood product for the highway trailer industry. The coating is approximately 1mm thick while the remainder of the panel, approximately 27mm, is wood. This differs from EKO-FLOR panels for both containers and highway trailers as the EKO-FLOR composite flooring system is 100% wood-free.

Singamas, a container manufacturer, has developed a variation of a composite floor that they are currently testing although the base composition is currently unknown to Conforce.

Over the last five years, the container industry has introduced into circulation Bamboo flooring. The characteristics of Bamboo are similar in nature to those of Apitong wood in that it is an absorbent material.  Using established values of 340 kgs per TEU for Bamboo and 249 kgs per TEU for EKO-FLOR, Bamboo is over 36% heavier than EKO-FLOR. This has a significant impact on the amount of cargo transported on ocean-going vessels and/or the bunker fuel required for the same.

In terms of competition for the Conforce 1 terminal division, the Company has identified three similar container depots within a 50 km radius to the Conforce facility. Each of these depots provide similar services as does Conforce, each competes for the business of the international shipping lines.  The first competitor is ACS (Alrange Container Services) which has 2 smaller locations, one in Toronto, Ontario and another in Mississauga, Ontario (both depots are approximately 15 km. from the Conforce 1 depot) that when combined have a slightly larger total capacity than Conforce.  The second competitor is Musket Transport whose main depot is located in Mississauga, Ontario, approximately 2 km. from the Conforce 1 depot and their container capacity is comparable to Conforce’s, but Musket Transport also has other locations, which house trailers and reefers (the capacity of those locations is unknown).  The third competitor is P&W Transport whose depot is located in Oakville, Ontario, approximately 5 km. from the Conforce 1 depot and its capacity is slightly smaller than Conforce’s.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, ROYALTY AGREEMENTS

Patents
As it relates to EKO-FLOR composite panels for containers and highway trailers, the Company’s trademark agent, Blakes Cassels & Graydon of Toronto, Ontario, has filed a provisional patent with the United States Patent and Trademark Office. The Company is currently preparing similar patent applications, in Canada, China, and certain countries in Europe including, but not limited to, Germany and Denmark.

Trademarks
The Company’s trademark agent has submitted EKO-FLOR trademark applications in the USA, Canada, Europe and China.

Licenses and Royalties
In 2008, the Company entered into a licensing agreement regarding the use of various patented technologies pertaining to equipment and processes being relied upon in connection with the manufacturing of EKO-FLOR. However, the Company has since altered its equipment and production processes and as such, will no longer rely on the technologies provided for in the aforementioned license agreement.

EMPLOYEES

Conforce employs 12 fulltime employees.  Four employees are primarily dedicated to the EKO-FLOR division, while eight employees work primarily within the container terminal division.

REGULATORY MANDATES

No industry specific governmental approvals are needed for the operation of the Company’s businesses.

REPORTS TO SECURITY HOLDERS

The Company will make available free of charge any of its filings as soon as reasonably practicable after it has electronically filed these materials with, or otherwise furnished them to, the Securities and Exchange Commission (“SEC”).  The Company is not including information contained on its website as part of, or incorporating it by reference into, this Form 10.

As a result of its filing of this Form 10, the Company expects to become subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These obligations include filing an annual report under cover of Form 10-K, with audited financial statements, unaudited quarterly reports on Form 10-Q and the requisite proxy statements with regard to annual shareholder meetings. The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxies and information statements and other information regarding issuers that file electronically with the SEC.

ITEM 1A.  RISK FACTORS.

The Company is subject to various risks that may materially harm its business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase its common stock. If any of these risks or uncertainties actually occurs, the business, financial condition or operating results could be materially harmed. In that case, the trading price of the Company’s common stock could decline significantly, and investors could lose all or part of their investment.

BUSINESS INITIATIVE THAT IS IN THE DEVELOPMENT STAGE

While Conforce has a well established core business with regard to its container storage terminal, it does not contemplate much, if any, growth in terminal revenues.  However, the Company’s EKO-FLOR container flooring system, which is in the development stage, continues to exhibit significant growth potential, e.g. oceangoing trials planned by major international shipping lines are considered by management to be a true validation of its container flooring system.

The primary EKO-FLOR production facility scheduled to be located outside the United States and consequently the Company may be affected by foreign currency fluctuations, and foreign currency rate changes.  The Company’s currency exchange rate risks consist primarily of currency from financing. In addition to inherent risks associated with foreign operations, Conforce’s EKO-FLOR development stage is vulnerable to inflation, credit risk and a need for capital that is difficult to obtain.

REVENUES AND RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY

Revenues and results of operations are difficult to predict and depend on a variety of factors.  They depend, in part, upon the commercial success and adoption rate of the EKO-FLOR composite flooring system. Accordingly, revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. These potentially inconsistent results could cause investors to lose confidence in the Company, which in turn could materially and adversely affect the market value of its securities.

SOURCE OF REVENUES

Conforce has not generated any revenue from its container flooring business and accordingly, all revenues from the two fiscal years reported in the Company’s financial statements were generated exclusively by Conforce’s terminal business, Conforce 1 Container Terminals, Inc.

RISKS FROM DOING BUSINESS INTERNATIONALLY

Conforce will manufacture and distribute the EKO-FLOR product outside the United States through company owned facilities  and will derive revenues from these sources. As a result, the Company’s business is subject to certain risks inherent in international business, many of which are beyond its control. These risks include:

s       The Company does not currently have any operations in China at this time, but intends to establish a company owned and operated facility in China for mass production of EKO-FLOR in 2010, which is contingent upon the successful customer trials which are scheduled for completion in the third quarter of calendar 2009.

s       laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

s       there are substantial uncertainties regarding the application of Chinese laws;

s       differing degrees of protection for intellectual property; and

s       the instability of foreign economies and governments.

At various times during recent years, the United States and China have had disagreements over political and economical issues.  Controversies may arise in the future between these two countries.  Any political or trade controversies between the United States and China could adversely affect the market price of the Company’s common stock and the Company’s ability access US capital markets.

While the economy of the People’s Republic of China (“PRC”) has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth can lead to growth in the supply of money and rising inflation.  In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  Imposition of similar restrictions may lead to a slowing of economic growth and decrease the interest in the services or products we may ultimately offer leading to a material and adverse impact on our profitability.

Terrorist attacks or military conflict could result in disruption of our business.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.  Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war.  Future terrorist attacks, rumors or threats of war, actual conflicts involving China or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations.  As a result, there could be delays or losses in production and deliveries of the EKO-FLOR flooring system to our customers, decreased sales of EKO-FLOR and extensions of time for payment of accounts receivable from customers.  Strategic targets such as energy-related assets may be at greater risk of terrorist attacks than other targets.  In addition, disruption or significant increases in energy prices could result in government-imposed price controls.  Any, or a combination, of these occurrences could have a material adverse affect on Conforce’s business, financial condition and results of operations.

PROTECTING AND DEFENDING AGAINST INTELLECTUAL PROPERTY CLAIMS MAY HAVE A MATERIAL ADVERSE AFFECT ON THE BUSINESS OF THE COMPANY

The Company’s ability to compete depends, in part, upon successful protection of its intellectual property. At present, the Company does not have the financial resources to protect its rights to the same extent as much larger companies.

Litigation may also be necessary in the future to enforce intellectual property rights, to protect trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse affect on the Company’s business, results of operations and financial condition. Conforce cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, the Company could incur significant costs and a diversion of resources in enforcing intellectual property rights or in defending against such claims, which could have a material adverse affect on the Company’s business, results of operations and financial condition.

DEPENDANCY ON CERTAIN KEY EMPLOYEES

The Company’s success depends to a significant extent on the performance of a number of senior management personnel and other key employees, including production and research and development personnel. Competition for the limited number of executive, production and research and development personnel necessary to develop, produce, sell, improve and maintain the integrity of the product does exist. The Company’s inability to retain or successfully replace, where necessary, members of the senior management team and other key employees could have a material adverse affect on the Company’s business, results of operations and financial condition.

TO BE SUCCESSFUL, THE COMPANY NEEDS TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

The success of Conforce continues to depend to a significant extent on its ability to identify, attract, hire, train and retain qualified professional, technical, production and managerial personnel. The Company cannot assure investors that it will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. Should the Company be unable to hire, assimilate and retain qualified personnel in the future, such inability would have a material adverse affect on the Company’s business, results of operations and financial condition.

FLUCTUATIONS IN STOCK PRICE COULD LEAD TO A SIGNIFICANT LOSS OF INVESTMENT

The market price of the Company’s common shares may be influenced by many factors, some of which are beyond its control, including announcements by Conforce or its competitors of significant capital commitments, variations in quarterly operating results, general economic conditions, terrorist acts, future sales of common shares and investor perception of the Company and the shipping industry. These broad market and industry factors may materially reduce the market price of the Company’s common stock, regardless of its operating performance.

WHILE THE COMPANY BELIEVES THEY CURRENTLY HAVE ADEQUATE INTERNAL CONTROL OVER FINANCIAL REPORTING, THEY ARE REQUIRED TO ASSESS THEIR INTERNAL CONTROL OVER FINANCIAL REPORTING ON AN ANNUAL BASIS AND ANY FUTURE ADVERSE RESULTS FROM SUCH ASSESSMENT COULD RESULT IN A LOSS OF INVESTOR CONFIDENCE IN THE COMPANY’S FINANCIAL REPORTS AND HAVE AN ADVERSE AFFECT ON ITS STOCK PRICE.

Section 404 of the Sarbanes-Oxley Act of 2002 and the accompanying rules and regulations promulgated by the SEC to implement it will require Conforce to include in its Form 10-K an annual report by management regarding the effectiveness of its internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of its fiscal year. This assessment must include disclosure of any material weaknesses in its internal control over financial reporting identified by management. During this process, if management identifies one or more material weaknesses in the Company’s internal control over financial reporting that cannot be remediated in a timely manner, it will be unable to assert that such internal control is effective. While Conforce currently believes their internal control over financial reporting is effective, the effectiveness of its internal controls in future periods is subject to the risk that its controls may have become inadequate because of changes in conditions, and, as a result, the degree of compliance of its internal control over financial reporting with the applicable policies or procedures may deteriorate. If the Company is unable to conclude that its internal control over financial reporting is effective (or if its independent auditors disagree with their conclusion), the Company could lose investor confidence in the accuracy and completeness of its financial reports, which could have an adverse affect on the Company’s stock price.

RISKS RELATING TO MANUFACTURING EKO-FLOR IN CHINA

The Company’s Chinese operations pose certain risks as a result of the evolving state of the Chinese economy, political, and legislative and regulatory systems.  Changes in interpretations of existing laws and the enactment of new laws may negatively impact the Company’s business and results of operations.

Chinese Legal System

As a matter of substantive law, the Foreign Invested Enterprise Laws provide significant protection from government interference.  In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants.  These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several provinces.  Similarly, the Chinese accounting laws mandate accounting practices which are not consistent with the U.S. Generally Accepted Accounting Principles (“GAAP”).

The Chinese legal system has many uncertainties.  The Chinese legal system is based on written statutes.  Prior court decisions may be cited for reference but have limited precedential value.  China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.  In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.  In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect.  As a result, we may not be aware of our violation of these policies and rules until some time after the violation.  In addition any litigation in China may be protracted and result in substantial cost and diversion of resources and management attention.

Economic Reform Issues

In the past several years the Chinese Government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.  Because these economic reform measures may be inconsistent or ineffectual, there is no assurance that:

s       The Company will be able to capitalize on economic reforms;
s       The Chinese Government will continue its pursuit of economic reform policies;
s       The economic policies, even if pursued, will be successful;
s       Economic policies will not be significantly altered from time to time; and
s       Business operations in China will not become subject to the risk of nationalization.

Negative impact on economic reform policies or nationalization could result in a total investment loss in the Company’s common stock.

Since 1979, the Chinese Government has reformed its economic systems.  Because many reforms are unprecedented or experimental, they are expected to be refined and readjusted.  Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures.  This refining and readjustment process may negatively affect the Company’s manufacturing operations.

POTENTIAL RISKS RELATING TO PRODUCT PRICING

The primary challenge faced by the Company relates directly to the upfront premium associated with composite products in general and EKO-FLOR cs-4 specifically. Although the product is cost-effective over the service life of the container, the upfront premium can form a barrier to entry. The Company’s pricing comparison matrix demonstrates that EKO-FLOR will reduce the total cost of ownership for shipping lines and leasing companies through a number of variables including reduced maintenance, repairs and increased service life, however, buyers must first be willing to pay a premium for the product upfront. This hurdle was significant when the product was first introduced to the industry in 2006, however, the product price has since decreased while awareness of the competitive strengths of the product and its economic impact on the cost of ownership has increased. The cost-effective claims made by Conforce to the industry have been recognized by major shipping lines and leasing companies as valid and economically feasible. As a result, product for ocean-going trials has been ordered.

The risk of inventory prices from the Company comes from the upward movement in prices of raw materials and the downward movement of selling prices.

RISKS RELATING TO THE GLOBAL ECONOMIC DOWNTURN

It is important to note that new build volume in 2008 was down slightly at 3.85 million due to a slowdown in the  fourth quarter as a result of the recent global economic downturn. Volume for the production of new containers is projected to be down significantly in 2009 however, projections from shipping lines for 2009 are at this time uncertain. This uncertainty could cause the shipping lines to delay the implementation of the product into their fleets or could reduce the rate of implementation until such time as production for new container builds has normalized. It is expected that shipping lines will be forced to reduce current container inventory levels and draw from existing containers in their respective fleets until demand begins to stabilize.

Shipping rates are also expected to decrease, which could put additional pressure on shipping lines as revenues and earnings decrease. According to Drewry Supply Chain Advisors division director Philip Damas, “Demand is no longer sufficient to absorb new vessel capacity. As a result of anemic growth and over-capacity, container freight rates have fallen on several key routes, with the notable exception of the transpacific, where carriers have withdrawn substantial capacity. Shippers should expect container rates to decline by about 15 percent during the current down-cycle, although any reductions will also depend on the level of fuel surcharges.”

According to a report published on December 8, 2008 by Deutsche Bank Research, the long-term prospects for container shipping are favourable. The report states that “Despite the current economic slowdown, container shipping is expected to continue to be a growth sector (+7 to 8% p.a. until 2015).” The report states that while it expects significant problems for shipping companies in the short-term as a result of over-capacities and declining freight and charter rates, the medium and long-term prospects remain intact. The report concludes although “the crisis is severe, there is no reason [for the industry] to panic.”

As it relates to Conforce, notwithstanding the anticipated reduction in new container builds in the next 6 – 18 months, the Company expects that it will be able to meet its projected volume targets. The Company maintains that the shipping container industry remains in need of an alternative flooring solution to tropical hardwood and therefore a percentage of new builds will still be allocated by shipping lines to other alternatives and that such allocation will adequately meet the Company’s market entry requirements.

The Company expects that due to the global economic downturn, storage and transportation services required by international shipping lines will decrease in 2009 therefore reducing revenues generated by the Conforce 1 terminal division. The company is currently estimating that revenues in the terminal operations division will decrease by approximately 30% in 2009. However, such decrease will be off-set by the growth in the CCC division though the recently established sales of EKO-FLOR ms-1.

COSTS OF BEING A PUBLIC REPORTING COMPANY AND MANAGEMENT’S LACK OF EXPERIENCE MANAGING A PUBLIC REPORTING COMPANY.

After becoming a public reporting company, Conforce will be subject to the SEC’s periodic reporting requirements that vary depending upon the number of shareholders and whether there are major changes with respect to the Company (e.g. change in control, acquisitions, and disposal of assets).  These reports are designed to keep registration statement information up-to-date, and require adequate financial staff and professional assistance, adding to the Company’s cost of doing business.

Further, additional costs may be borne by the Company in using both outside public relations firms and internal communications people to maintain investor enthusiasm and to assist in the preparation of annual reports and quarterly updates.

While the management of Conforce has no prior experience managing a public reporting company, it will nevertheless be obligated to follow various regulatory requirements for reporting transactions with, officers, directors, and large shareholders.  Additionally, there are restrictions on “insider trading” and the use of non-public information.  Failure to meet these obligations may result in liability to Conforce and its officers and directors.

BECAUSE WE ARE SUBJECT TO THE PENNY STOCK RULES, SALE OF OUR STOCK BY INVESTORS MAY BE DIFFICULT.

We are subject to the SEC’s “penny stock” rules.  Penny stocks generally are equity securities with a price of less than $5.00.  The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common stock.  As long as our common stock is subject to the penny stock rules, the holders of such common stock may find it more difficult to sell their securities.

CONFORCE HAS THE RIGHT TO ISSUE ADDITIONAL SHARES OF COMMON STOCK WITHOUT THE CONSENT OF SHAREHOLDERS

There are additional authorized but unissued shares of the Company’s common stock that may be issued sometime in the future by management for the purpose of funding operations, without the consent or vote of the stockholders.  This would have the affect of diluting/reducing a stockholder’s ownership percentage of the Company and could decrease the value of a share of Conforce stock.

ITEM 2.  FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company operated in two reportable business segments; Container Terminal, and EKO-FLOR. The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. which is a 50.1% owned subsidiary of the Company. The remaining 49.9% is owned by Marino Kulas, Conforce International, Inc President & CEO. The Conforce 1 subsidiary is responsible for all container terminal operations. EKO-FLOR is organized as Conforce Container Corporation, a 100% owned subsidiary of the Company. The CCC subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR products. Operations for CCC the reportable periods to date have been limited to research and development as the product is in the testing stages. During the reportable periods to date, all revenues for the Company have been generated by the operations of the Container Terminal through the storage and handling of marine shipping containers in the Company's container depot located in Mississauga Ontario. As a result, the Chief Executive Officer assess segment profitability and allocates resources from the terminal operations towards the research and development of EKO-FLOR.

For the 12 month period April 1, 2006 to March 31, 2007, the Company's Container Terminal business segment had revenues of $1,567,187 with net income of $54,053. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $224,843 for a net loss of ($224,843). For the 12 month period April 1, 2007 to March 31, 2008, the Company's Container Terminal business segment had revenues of $2,364,945 with net income of $308,814. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $146,837 for a net loss of ($146,837). For the 9 month period April 1, 2007 to December 31, 2007, the Company's Container Terminal business segment had revenues of $1,586,689 with a net income of $10,994. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $132,806 relating to the research and development of EKO-FLOR as well as the purchase of fixed assets, for a net loss of ($132,806). For the 9 month period April 1, 2008 to December 31, 2008, the Company's Container Terminal business segment had revenues of $ 1,575,118 with net income of $68,643. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $309,931 relating to the research and development of EKO-FLOR as well as the purchase of fixed assets, for a net loss of ($309,931).

PLAN OF OPERATIONS

In 2009, the Company’s primary focus will be on the commercialization of EKO-FLOR. With the introduction of EKO-FLOR revenues as a result of ms-1 panel orders, the reliance on the container terminal will decrease. Accordingly, the Company intends to pursue opportunities as they relate to three EKO-FLOR products (as described below). While the container terminal is expected to continue to provide revenues and earnings for the Company, growth in the terminal operations is not expected. Expansion for Conforce is expected to come from EKO-FLOR in 2009 and 2010, where the Company believes significant growth potential exists. The Company is confident that early adoption of its EKO-FLOR technology will enable Conforce to establish itself as the leading brand in the alternative flooring market.

EKO-FLOR cs-4:  Trial product will be shipped to customers in or around May 2009. Trial completion times may range from  30 – 120 days depending on sea routes and frequency selected by trial customers, at their sole discretion. Conforce estimates that most trials will be completed in the early stages of the third quarter of calendar 2009.

Once the trials are complete and depending on the outcome of such trials, the Company intends to secure EKO-FLOR cs-4 orders for 2009 and 2010. The Company expects that initial orders for 2009 shipments will be part of a gradually increasing order schedule and as such, expects that cs-4 panels required for 2009 and first quarter 2010 shipments will be produced at its Company owned facility in Ontario. Provided that volume commitments are secured and that such commitments are in-line with Conforce expectations, then the Company will formalize the details of a financial offering that will adequately capitalize the establishment of a company owned facility in Asia. Accordingly, Conforce is currently exploring its financing options, however, no firm funding commitments have been secured at this time.

EKO-FLOR ms-1:  In 2009, the Company also expects to receive additional orders of EKO-FLOR ms-1, a variation of the cs-4 flooring panel designed for use as load bearing shelving panels in special application military containers. The Company expects that ms-1 will generate revenues in excess of 4 million dollars over the next 24 months.

EKO-FLOR xts:  Beginning in the second quarter of calendar 2009, the Company intends to introduce EKO-FLOR xts to the North American highway trailer industry. The Company will offer a modified variation of its cs-4 container panel in order to commence actual road testing by industry participants. The Company expects to have the modified cs-4 panels placed into highway trailers for road testing in or around July 2009.

The Company intends to apply for listing on the OTC Bulletin Board at such time as its Forms 10 and 211 have been approved by the appropriate regulatory agencies, however, there is no guarantee that the Company’s application for listing will be accepted.

It is important to note that the current global economic downturn has adversely affected the shipping container industry. The Company’s assessment of the risk associated with the current economic environment can be found in the Risk Factors section of this document.

RESULTS OF OPERATIONS

PERIOD ENDED DECEMBER 31, 2008 COMPARED TO THE PERIOD ENDED DECEMBER 31, 2007

The Company had sales of $1,575,118 for the nine month period ended December 31, 2008, compared to sales of $1,586,689 for the nine month period ended December 31, 2007, a decrease in sales from the prior period of $11,571 or 0.007%.

The Company had cost of goods sold of $893,329 for the nine month period ended December 31, 2008, compared to cost of goods sold of $952,436 for the nine month period ended December 31, 2007, which represents a decrease in the cost of goods sold from the prior period of $59,107 or 6.2%. The decrease in cost of goods sold over the prior period was attributed primarily to the decrease in sub-contracted transportatin services which carry a lower margin than those atached to storage and handling services.

Cost of goods sold as a percentage of sales was 56.7% for the nine month period ended December 31, 2008, compared to 60.0% for the nine month period ended December 31, 2007, which amounts to a reduction in the cost of goods sold as a percent of sales of 3.3% from the prior year.

The Company had gross profit of $681,789 for the nine month period ended December 31, 2008, compared to gross profit of $634,253 for the nine month period ended December 31, 2007, an increase in gross profit of $47,536 or 7.5% over the prior period. The increase in gross profit was due to the decrease in the lower margin transporation service revenues as an overall percentage of terminal business.

The Company had administrative expenses of $580,832 for the nine month period ended December 31, 2008, compared to administrative expenses of $567,470 for the nine month period ended December 31, 2007, an increase in administrative expenses of $13,362 or 2.4% from the prior period.

The Company had a loss from operations of ($17,988) for the nine month period ended December 31, 2008, compared to a loss from operations of ($20,784) for the nine month period ended December 31, 2007.

The adjustment for Minority interest in consolidated subsidiaries was $8,992 for the nine month period ended December 31, 2008 compared to $10,949 for the nine month period ended December 31, 2007.  This adjustment accurately portrays the 49.9 percent minority interest in Conforce 1 Container Terminals, Inc. Such significant increase is a direct result of increased sales volume.

The net loss for the year was ($8,996) for the nine month period ended December 31, 2008 compared to net income of $10,994 for the nine month period ended December 31, 2007. Net income for the period latter period was attributed to a tax allocation provision of $42,727 accumualted from prior periods.

The revenues in 2008 increased by approximately 50% in comparison to 2007.  Accordingly, as traffic at the terminal increases the need for longer operating hours and additional employees increases.

Conforce’s administrative costs increased in 2008 by approximately 21% in comparison to 2007.  This increase can be attributed almost exclusively to the increase in wages and salaries.

Conforce’s research and development costs include the creation of architectural drawings as they relate to panel specifications, the creation of dies, the manufacturing of test panels, the creation of specific panel testing equipment, costs relating to independent certification testing, consulting costs associated with utilizing process experts and engineers and costs associated with the setup of the research and production center.

Since the formation of Conforce, Toronto Reefer Container Services (TRC) has remained an independent service provider of container repairs for shipping lines. TRC is in the business of providing repair services for shipping lines through the use of mobile repair units that are called upon by various terminals to perform on-site container repairs. TRC is hired by the shipping lines and is paid directly by same. Terminal operators allow TRC to work on their premises as a service to their shipping line customers. As such, Conforce has no financial relationship with TRC. Conforce is not compensated by TRC and TRC is not compensated by Conforce, nor is their any formal written agreement between the parties. None of the Conforce direct costs or revenues reported are as a result of any business transaction with TRC or the shipping lines as a result of services performed for shipping lines by TRC.

Regarding the revenues generated by the terminal operations, the Company reports revenues as a result of lifting and handling containers that are stored in the Company's container depot. Storage charges typically do not apply as the Company performs these services to empty containers. In the event that a container loaded with goods is stored at the terminal, then a daily storage rate of approximately ten dollars per container, per day is charged. These handling and lifting services are performed by the Company and are not sub-contracted to any third parties. Regarding the revenues generated by transportation services in the operations of the Container Terminal division, the Company provides sub-contracted transportation services for containers arriving or departing to and from Canadian rail yards. Such sub-contracted services are arranged by the Company at the request of its shipping line customers and are facilitated the through the use of local transportation companies. The Company charges a surcharge for arranging such shipments and is paid directly by the shipping lines. In turn, the Company pays the sub-contracted transportation companies.

LIQUIDITY AND CAPITAL RESOURCES

The Company has entered into discussions with various capital firms and intends to raise, either through an Initial Public Offering of its securities or a Private Placement, the capital required for the establishment and operation of a multi-line EKO-FLOR manufacturing facility in Asia. The company will make the decision in terms of its production expansion into Asia at such time as the trials of EKO-FLOR cs-4 are completed (currently projected to be completed by July of 2009) and it has received a firm commitment(s) from shipping line(s) and/or leasing companies for the production of EKO-FLOR cs-4.

The Company does not currently have any outstanding lines or letters of credit.  Conforce does have a business development loan through a government sponsored program in the amount of $250,000 payable over 10 years (due January 2018).  The loan was made through the small business development loan program (SBL) and is restricted to purchases of equipment.  Funds from the loan have been used to finance a portion of the production equipment in the Company’s new development and production facility in Concord, Ontario and such equipment has been used as collateral for the loan.  Under the rules governing SBL’s, in the event the Company defaults on the loan, the Company is only responsible for repayment of an amount equal to 25% of the total funds advanced.

The Company does not have any agreements to fund the operations for the next 12 months, although it is attempting to secure funds by offering a private transaction involving the sale of founding shareholder shares of common stock, thereby creating a loan to the Company from the proceeds available.  The Company has had verbal discussions with certain founding shareholders as it relates to their helping to fund the operations in the next 12 months, if necessary; however, no firm commitments have been made.

LIABILITIES

The Company had Accounts payable of $147,120 at December 31, 2008 compared to $33,578 at December 31, 2007.  Such increase is attributable to a change in accounting methods as applied towards the recording of payables. All invoices are now recorded when received as opposed to recorded when paid.

The Company had Accrued liabilities of $5,088 at December 31, 2008 compared to $24,208 at December 31, 2007.

The Company had Accrued wages of $7,101 at December 31, 2008 compared to no accrued wages at December 31, 2007.

The Company had Shareholder’s loans of $450,114 at December 31, 2008 compared to $338,785 at December 31, 2007.  The Shareholder loans are interest free with no fixed terms of repayment.  There was an increase in borrowing during the nine month period ending December 31, 2008.  The increase in the shareholder loan balance was due to the costs associated with the purchase of fixed assets in connection with the development of EKO-FLOR. The Company's cash from the operations of the Container Terminal business segment was insufficient to provide the capital required for these development expenses.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

ITEM 3.  PROPERTIES.

The Company’s headquarters are located at 51A Caldari Road, 2nd Floor, Concord, Ontario L4K 4G3, Canada.  The annual lease cost of these premises is $51,017. The Company has a container terminal located at 584 Hazelhurst Road, Mississauga, Ontario, Canada. The annual lease cost of these premises is $195,300. The Company has a 13,400 sq.ft production and development centre located at 111 Romina Drive in Concord, Ontario. The annual lease cost of these premises is $159,600.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table lists stock ownership of the Company’s Common Stock. The information includes beneficial ownership by (i) holders of more than 5% of Common Stock, (ii) each of the four directors and executive officers and (iii) all directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all shares of the Company’s Common Stock beneficially owned by them.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class
Marino Kulas 40 Bellini Avenue Brampton, Ontario L6T 3Z8	Common Stock	61,001,000	50.83%
Elio Guglietti 28 Anthia Drive North York, Ontario M9L 1K5	Common Stock	11,400,000	9.50%
Michael Moyal 10520 Yonge St., Suite 298 Richmond Hill, Ontario L4C 3C7	Common Stock	9,070,000	7.55%
Slavko Kulas 8870 Martingrove Road Woodbridge, Ontario L4H 1C2	Common Stock	5,000,000	4.16%
Joseph DeRose 60 Crofters Road Woodbridge, Ontario L4L 7C7	Common Stock	420,000	0.26%
Kathryn Saliani 156 Beech Street Brampton, Ontario L6V 1V6	Common Stock	50,000	0.0416%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) In 2006, a transaction was completed whereby five (5) million shares of common stock were transferred from the holdings of Marino Kulas to Slavko Kulas, Director of Terminal Operations.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

None.

CHANGES IN CONTROL

None.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

Set forth below is information regarding the Company’s current directors and executive officers. Marino Kulas and Slavko Kulas are first cousins. . The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Marino Kulas	43	President & CEO, Director
Joseph DeRose	53	VP of Product Development
Kathryn Saliani	55	Director of Business Operations, Director
Slavko Kulas	48	Director of Terminal Operations

Marino Kulas, President & CEO of Conforce International, Inc., has been in the container industry for over 25 years. While employed with Toronto Reefer Container (TRC), Mr. Kulas’ was responsible for the business development of the TRC companies. In 2001, Mr. Kulas commenced research and development of EKO-FLOR as an alternative to the wood flooring currently used in shipping containers.  In order to leverage his long established working relationships with shipping lines, in 2003 he started the business of Conforce 1 Container Terminals Inc. and in 2005, he started Conforce Container Corporation, the company responsible for the development of EKO-FLOR. During his years in the business, Mr. Kulas has amassed a vast network of contacts in the shipping container industry. He oversees all aspects of the day-to-day operations of the business, while maintaining his primary focus on the Company’s growth and direction through new product development and the commercialization of EKO-FLOR  through key account acquisition.

Joseph DeRose, Vice President of Product Development, is a chemical engineer and has dedicated his career to the testing, development and technical support of plastic materials, composite materials and polymer additives.  Prior to his appointment with Conforce in 2006, Mr. DeRose worked with industry leader Ciba Specialty Chemicals (f/n/a Ciba-Geigy) for over 19 years (1981 through 2000), where he held the position of Industry Manager of the Polymer Additives Division.   Following, through 2005, Mr. DeRose also held material testing and analysis positions with the Ontario Research Foundation and Cambridge Materials Testing.  Most recently, Mr. DeRose provided consultation and project coordination for manufacturers of plastic and composite materials seeking building code recognition in both Canada and the United States.  Mr. DeRose is a member of The Society of Plastics Engineers and serves on the Board of Directors of the Ontario Section.  He is also a member of the Canadian Plastics Industry Association and serves as Technical Chair for the Canadian Natural Composites Council.  For Conforce, Mr. DeRose is responsible for the research, development, testing and analysis of all new Conforce composite products currently in various stages of development.

Kathryn Saliani, Director of Business Operations.  Prior to joining Conforce, Ms. Saliani worked as an underwriter with a leading Mortgage origination firm in Canada for 3 years (2003 through 2006).  During 1988 through 2003, Kathryn performed as a sole proprietor, providing administrative and bookkeeping functions for various small companies.   Prior to holding that position, Ms. Saliani worked for Scotia Bank for 5 years (1982 through 1987) where she was responsible for conducting branch audits in order to ensure compliance with loan policy and procedure.  Ms. Saliani also spent 12 years (1970 through 1982) with the Workman Safety Insurance Board of Canada (WSIB) where she worked as Senior Counselor to the office of the Chairman.  Her responsibilities included dispute resolution and to act as direct liaison between member claimants and the WSIB.  For Conforce, Ms. Saliani oversees Investor Relations as well as all administrative functions of the Container Terminal operations.

Slavko Kulas, Director of Terminal Operations.  Mr. Slavko Kulas has been involved in the container industry for over 19 years.  In 1989, he joined Toronto Reefer Container (TRC), a Kulas private family business specializing in the service and repair of ocean-going containers.  Mr. Kulas’ responsibilities initially included the repair of all container components until he was promoted to Manager of the company’s mobile fleet of service trucks and personnel.  In 1998, Mr. Kulas purchased TRC.  In 2003, he joined Conforce 1 Container Terminals where he served as Terminal Manager until 2008 at which time he became Director of Terminal Operations.  For Conforce International, Inc., Mr. Kulas is responsible for the day-to-day operations of the Container Terminal and is a key member of the EKO-FLOR product development team.

AUDIT COMMITTEE FINANCIAL EXPERT

The Company does not have an audit committee or a compensation committee.

ITEM 6.  EXECUTIVE COMPENSATION

December 31, 2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marino Kulas President & CEO, Director
	2007	91,000							91,000

Joseph DeRose VP of Product Development
	2007	45,500		267,000					45,500

Kathryn Saliani Director of Business Op., Director
	2007	50,000		50,000					50,000

Slavko Kulas Director of Terminal Op.
	2007	52,000							52,000

NON-EMPLOYEE DIRECTOR COMPENSATION

None.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

There have been no material transactions or contracts not made in the ordinary course of business that will be performed after this document is posted or that was entered into more than two years before such posting.

ITEM 8.  LEGAL PROCEEDINGS.

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company. There are no material proceedings to which any director, officer or affiliate of the Company or security holder is a party adverse to the Company or has a material interest adverse to the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Conforce is a publicly traded company on the Pink Sheets under the trading symbol “CFRI.”  The Company intends to apply for listing on the OTC Bulletin Board at such time as it’s Forms 10 and 211 have been approved by the appropriate regulatory agencies; however, there is no guarantee that the Company’s application for listing will be accepted.

The Company’s common stock has traded on the Pink Sheets of the National Quotation Bureau under the symbol CFRI since September 15, 2005. The following table sets forth the high and low sale prices for the Company’s common stock for the periods indicated. The prices below reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Quarter ended	Low price	High price
December 31, 2008	$0.06	$0.14
September 30, 2008	$0.12	$0.19
June 30, 2008	$0.16	$0.28
March 31, 2008	$0.16	$0.24
December 31, 2007	$0.215	$0.24

HOLDERS OF RECORD

The Company has 34 registered shareholders of record.

DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its common stock and it does not anticipate paying any cash dividends in the foreseeable future.  The Company currently intends to retain future earnings, if any, to finance operations and the expansion of its business.  Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be based upon the Company’s financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the Board of Directors deems relevant.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Company is governed by Delaware Law and the Certificate of Incorporation and Bylaws of the Company.  Its authorized capital consists of 250,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock.  The Board of Directors, in their sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges and ratify the powers, if any, and determine the restrictions and qualifications of any series of preferred stock as established.  No preferred shares are currently designated.

GENERAL - DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

120,001,000 shares of the Company’s common stock are issued and outstanding as of March 30, 2009.

PREFERRED STOCK

The Company may issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share, from time to time in one or more series.  No shares of preferred stock are currently issued.  The Company’s Board of Directors, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Conforce common stock and prior series of preferred stock then outstanding.

VOTING RIGHTS

Each outstanding share of common stock is entitled to one (1) vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of Conforce common stock:

(1)           have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors;
(2)           are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;
(3)           do not have pre-emptive, subscription or conversion rights or redemption or sinking fund provisions; and
(4)           are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of Conforce common stock do not have cumulative voting rights, which means that holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of the Company’s directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

WARRANTS

No warrants are currently outstanding.

STOCK OPTION PLAN

Currently, the Company has not formalized an Employee Stock Option Plan ; however, it intends to do so by the end of fiscal year 2009.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the General Corporation Law of the State of Delaware, The Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The Company’s Certificate of Incorporation provides that, pursuant to Delaware law, the Company’s directors shall not be liable for monetary damages for breach of the director’s fiduciary duty of care to Conforce and its stockholders.  This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Conforce or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  This provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s Bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law.  Conforce Bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees.  The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Bylaws or otherwise.  The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board Members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable section of Conforce Bylaws.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a Conforce director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by Conforce is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  Such indemnification agreements may require the Company, among other things, to:

s       indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

s       advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

s       obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any Conforce director(s), officer(s) or employee(s) in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The Conforce consolidated financial statements for the fiscal years ended March 31, 2007 and 2008 have been examined to the extent indicated in their report by Pollard-Kelley Auditing Services, Inc.  The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACOUNTING AND FINANCIAL DISCLOSURE.

The Company has not had any other changes in nor has it had any disagreements, whether or not resolved, with its accountants on accounting and/ or financial disclosures during its recent fiscal year or any later interim period.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

Pollard-Kelley Auditing Services, Inc
Auditing Services
4500 Rockside Road, Suite 450, Independence, OH 44131
330-864-2265

Report of Independent Registered Public Accounting Firm

Conforce International, Inc. and Subsidiaries
Concord, Ontario Canada

We have audited the accompanying balance sheets of Conforce International, Inc. and Subsidiary, as of March 31, 2008 and 2007, and the related statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at March 31, 2008 and 2007, and the results of its operations and it cash flows for each of the two years in the period ended March 31, 2008, in conformity with U.S. generally accepted accounting standards.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

Independence, Ohio
October 8, 2008, except for Note 3 - Equity - Stock Transactions, for which the date is March 30, 2009

Conforce International, Inc.
Balance Sheets
March 31, 2008 and 2007
REVISED
	2008	2007
ASSETS
Current Assets
Cash	$34,801	$74,832
Accounts receivable	457,012	192,672
Other receivables	37,172	36,321
Total Current Assets	528,985	303,825

Fixed Assets
Office equipment	23,829	-
Vehicles	20,345	12,029
Equipment	101,888	101,888
Leasehold improvements	25,028	17,201
	171,090	131,118
Less: Accumulated depreciation	(75,027)	(44,906)
	96,063	86,212

Other Assets
Deposits	14,779	14,779
	14,779	14,779

Total Assets	$639,827	$404,816

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$66,322	$41,494
Accrued liabilities	24,949	21,131
Accrued wages	24,055	16,876
Shareholder's loans	324,850	287,375
Total Current Liabilities	440,176	366,876
Minority interest in consolidated subsidiaries	280,525	126,560

Shareholders' Equity
Preferred stock	-	-
Common stock	9,157	9,157
Additional contributed capital	89,900	27,300
Retained earnings	(179,931)	(125,077)
	(80,874)	(88,620)

Total Liabilities and Shareholders' Equity	$639,827	$404,816
See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Income
For the Years Ending March 31, 2008 and 2007
REVISED
	2008	2007

REVENUES
Revenues	$2,364,945	$1,567,187

DIRECT COST OF REVENUES
Equipment rental	69,530	81,502
Fuel	76,166	69,218
Repairs & maintenance	41,125	13,407
Transportation	847,916	511,977
Rent	228,049	133,207
Subcontractors	30,314	84,597
	1,293,100	893,908
GROSS PROFIT	1,071,845	673,279

EXPENSES
Administrative	725,891	597,713
Flooring System expenses;
Research & development	209,437	252,143
Depreciation	30,121	20,955
	965,449	870,811
OTHER INCOME AND EXPENSE
(Gain)/loss on currency conversion	7,285	558

INCOME FROM OPERATIONS	99,111	(198,090)

TAX PROVISIONS	-	-
NET INCOME/(LOSS) BEFORE MINORITY
INTEREST	99,111	(198,090)
LESS MINORITY INTEREST IN
CONSOLIDATED SUBSIDIARIES	(153,965)	(26,972)
NET INCOME	$(54,854)	$(225,062)

NET LOSS PER SHARE
Average shares outstanding	120,001,000	120,001,000
Loss per share	$(0.00)	$(0.00)

See accompanying notes to financial statements.

Conforce International, Inc.
Statement of Shareholders' Equity
For the Years Ending March 31, 2008 and 2007
REVISED							Additional
	Preferred Stock		Common Stock		Treasury Stock		Contributed	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balances April 1, 2006	-	$-	120,001,000	$9,157	-	$-	$-	$99,985	109,142
Stock contributed for
employment agreement	-	-	-	-	50,000	-	-	-	-
Stock issued for
employment agreement	-	-	-	-	(50,000)	-	27,300	-	27,300
Net loss for the period	-	-	-	-	-	-	-	(225,062)	(225,062)
Balances at March 31, 2007	-	-	120,001,000	9,157	-	-	27,300	(125,077)	(88,620)
Stock contributed for
employment agreement	-	-	-	-	200,000	-	-	-	-
Stock issued for
employment agreement	-	-	-	-	(200,000)	-	62,600	-	62,600
Net Income for the year	-	-	-	-	-	-	-	(54,854)	(54,854)
Balances at March 31, 2008	-	$-	120,001,000	$9,157	-	$-	$89,900	$(179,931)	$(80,874)
See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Cash Flows
For the Years Ending March 31, 2008 and 2007
REVISED
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(loss) for the period	$(54,854)	$(225,062)
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Minority interest in consolidated subsidiary	153,965	26,972
Depreciation	30,121	20,955
Compensation paid by stock	62,600	27,300
Changes in Current assets and liabilities:
(Increase) decrease in Accounts receivable	(264,340)	80,899
(Increase) decrease in Other receivables	(851)	4,752
(Decrease) Increase in Accounts payable	24,828	(21,924)
(Decrease) Increase in Accrued liabilities	3,818	3,457
(Decrease) Increase in Accrued wages	7,179	2,464
NET CASH (USED) BY
OPERATING ACTIVITIES	(37,534)	(80,187)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed assets	(39,972)	(17,574)
Purchase of Deposits	-	(4,813)
NET CASH (USED) BY
INVESTING ACTIVITIES	(39,972)	(22,387)
CASH FLOWS FROM FINANCING ACTIVITIES
NET CASH PROVIDED BY
FINANCING ACTIVITIES	-	-
EFFECT OF EXCHANGE RATE ON CASH	37,475	2,888
NET INCREASE IN CASH	(40,031)	(99,686)
CASH AT BEGINNING OF PERIOD	74,832	174,521
CASH AT END OF PERIOD	$34,801	$74,835
See accompanying notes to financial statements.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

RESTATED

These financial statements have been restated to record the stock transactions issued under an employment agreement.  See NOTE – 3 EQUITY, Stock Transactions for further information.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
The Company was incorporated on May 18, 2004 in the state of Delaware as Now Marketing Corp.

On May 24, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company after the acquisition was completed.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.  On May 20, 2005 Conforce Container Corporation was renamed from First National Preferred Card Service, Inc., which was incorporated under the laws of Ontario on February 9, 2001.  Conforce Container Corporation’s Balance Sheet on the date of acquisition was as follows;

In Canadian Dollars
Assets	$-0-

Liabilities
Shareholder loans	$18,560
Equity	(18,560)
$-0-

The Company was renamed from Now Marketing Corp to Conforce International, Inc. at this time.

On May 24, 2005, the Company acquired 50.1% of Conforce 1 Container Terminals, Inc., for $100.  Conforce 1 Container Terminals, Inc. was incorporated under the laws of Ontario on November 12, 2003.  The combination was accounted for as a reverse acquisition as the shareholders of Conforce 1 Container Terminals, Inc. controlled the Company after the acquisition was completed.  Conforce 1 Container Terminals, Inc. was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company’s 50.1% subsidiary, Conforce 1 Container Terminals, Inc., provides handling, storage and transport of overseas shipping containers for international steamship lines, as well as domestic retailers.  All revenues for the two fiscal years reported here were generated by the operations of Conforce 1 Container Terminals, Inc.  Conforce Container Corporation has embarked on the development of a new container flooring system, EKO-FLOR which has been designed to provide an environmentally friendly product to increase container versatility while reducing shipping costs.

Financial Statement Presentation
The accompanying statements have been prepared form the books and records of the Company and its subsidiaries.  All significant intercompany accounts have been eliminated.  The Company’s 50.1% subsidiary enjoys an October 31, yearend for tax purposes.  The books and records included herein have been adjusted for the twelve month period ending March 31, 2008 and 2007 respectively.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.  There was no cash paid during the periods for interest or taxes.

Property and Equipment
Property and equipment are carried at cost.  Maintenance, repairs and renewals are expensed as incurred.  Depreciation of property and equipment is provided for over their estimated useful lives, which range from three and five years, using the declining balance method.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense was $30,314 and $20,955 for the years ending March 31, 2008 and 2007 respectively.

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Revenue Recognition
The only revenue producing operations of the Company during both years is the Container Terminal operation which recognizes revenues when services are rendered.  The operation bills at the end of each month for the services rendered during the month.

NOTE 2 – INCOME TAXES

The Company accounts for income taxes under Generally Accepted Accounting Principles used in the United States of America, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of the assets and liabilities using enacted tax rates.  The Company has no significant differences between book and tax accounting.   The operating loss carry forward from the year ending March 31, 2007 was use to reduce taxable income in the year ending March 31, 2008 to $0.

NOTE 3 – EQUITY

Preferred Stock

At March 31, 2008 and 2007, the Company had authorized 5,000,000 shares of Preferred Stock at a par value of $.0001 per share.  There were 0 shares outstanding.  The unissued shares of Preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

Common Stock

At March 31, 2008 and 2007, the Company had authorized 250,000,000 shares of Common Stock at a par value of $.0001 per share.  There were 120,001,000 shares outstanding.

Stock Transactions

On October 26, 2006, the Company entered into an employment agreement with its Vice-President, Product Development.  The agreement is for a period of twelve months, fixes compensation level and calls for an issue of Common stock on the 30th of each month during the life of the agreement.  In addition an additional 200,000 shares are to be issued at the end of the agreement.  Shares issues are dependent upon continued employment.  The shares were provided by the majority shareholder of the Company.  Shares issued during the year ended March 31, 2008 totaled 200,000 and were valued at $62,600 and shares issued during the year ended March 31, 2007 totaled 50,000 and were valued at $27,300.  Valuation was based on the trading value of the shares on the date of issue.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 3 – EQUITY – CONTINUED

On October 31, 2007, the Company entered into a renewal of the employment agreement with it Vice-President, Product Development.  The agreement was for a period of twelve months, fixes compensation level and calls for an issue of Common stock upon completion of the agreement if certain goals are met in connection with the EKO-FLOR products.  None of the performance criteria were met as of March 31, 2008.

NOTE 4 – RELATED PARTIES

At March 31, 2008 and 2007 the Company owed $324,850 and $287,375 respectively to an Officer, member of the Board of Directors and Shareholder under an informal borrowing arrangement.  These loans, made in Canadian Dollars, are without interest or terms of repayment.  There were no repayments made under this arrangement during the years ending March 31, 2008 and 2007 respectively.

The Company also rents three pieces of equipment on a month to month basis from a related party.  Rent expense for these items was $13,625 and $0 for the years ending March 31, 2008 and 2007.  The rental rate paid by the Company to the related party is felt by management to be a competitive rate.

The CEO and President of the Company is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

The Company had no sales or purchases to or from TRC during the years ending March 31, 2008 and 2007.

During 2008 and 2007, the majority shareholder of the Company contributed 200,000 and 50,000 shares, of Common stock, respectively to satisfy the stock issue requirements of an employment agreement.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 5 – COMMITMENTS

The Company leases office space under a five year lease which runs through April 2012.  Monthly lease payments are $2,883.

The Company leases site space under a five year lease which runs through November 2008.  The lease is renewable for an additional five years.  The Company intends to renew the lease at an approximately a 7 to 8 percent increase.  Monthly lease payments are $11,127.

Future lease commitments are as follows; the site lease was included through the end of the original term.  Future payments under the intended renewal period have not been included since the renewal is not effective and the rental rate is unknown at this time.

Future commitments;

Fiscal 2009	$124,503
Fiscal 2010	34,841
Fiscal 2011	34,841
Fiscal 2012	2,904
Fiscal 2013	-0-
Thereafter	-0-

NOTE 6 – MINORITY INTEREST

Minority interest on the consolidated balance sheets represents the portion of the shareholders’ equity at the respective year ends not owned by the shareholders of the Company.

Minority
Interest
March 31, 2006	$99,588
Minority interest in income of subsidiary	26,972
March 31, 2007	126,560
Minority interest in income of subsidiary	153,965
March 31, 2008	$280,525

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 7 – BUSINESS SEGMENTS

The Company operated in three reportable business segments; Container Terminal, EKO-FLOR and Administrative.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. is a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLOR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR product.  Operations to date have been research and development.  The Administrative operations are the operations of the parent company Conforce International, Inc.  The operations to date have been minimal since formation.

Business Segments –For the Year Ended March 31, 2008
	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$2,364,945	$-0-	$2,364,945

Direct cost of Sales	1,293,100	-0-	1,293,100

Administrative – operations	725,891	-0-	725,891
Research & development	-0-	146,837	146,837
Depreciation	30,121	-0-	30,121

Income/(Loss) From
Operations	$308,014	$(146,837)	$161,177

Total Assets, March 31, 2008

Container Terminals	$1,101,407
EKO-FLOR	-0-
Inter-company receivable	(461,580)
Consolidated Total Assets	$639,827

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 7 – BUSINESS SEGMENTS – CONTINUED

Business Segments –For the Year Ended March 31, 2007

	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$1,567,187	$-0-	$1,567,187

Direct cost of Sales	893,908	-0-	893,908

Administrative – operations	597,713	-0-	597,713
Research & development	-0-	224,843	224,843
Depreciation	20,955	-0-	20,995

Income (Loss) From
Operations	$54,053	$(224,843)	$(170,790)

Total Assets, March 31, 2007

Container Terminals	$656,959
EKO-FLOR	-0-
Inter-company receivable	(252,143)
Consolidated Total Assets	$404,816

Conforce International, Inc.
Balance Sheet
September 30, 2008

2008
ASSETS
Current Assets
Cash	$166,660
Accounts receivable	240,289
Other receivables	22,530
Total Current Assets	429,479

Fixed Assets
Office equipment	23,829
Vehicles	20,345
Equipment	483,422
Leasehold improvements	25,028
552,624
Less: Accumulated depreciation	(92,594)
460,030

Other Assets
Deposits	14,779
14,779

Total Assets	$904,288

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$189,439
Accrued liabilities	22,516
Accrued wages	8,121
Accrued taxes	20,978
Shareholder's loans	375,149
Total Current Liabilities	616,203

Minority interest in consolidated subsidiaries	324,733

Shareholders' Equity
Preferred stock	-
Common stock	9,157
Retained earnings	(45,805)
(36,648)

Total Liabilities and Shareholders' Equity	$904,288
See accompanying notes to financial statements.

Conforce International, Inc.
Statement of Income
For the Six Months Ending September 30, 2008

2008

REVENUES
Revenues	$1,284,130

DIRECT COST OF REVENUES
Equipment rental	30,509
Fuel	41,270
Repairs & maintenance	38,260
Transportation	472,703
Rent	123,217
Subcontractors	11,840
717,799
GROSS PROFIT	566,331

EXPENSES
Administrative	399,345
Flooring System expenses;
Research & development	40,007
Depreciation	17,567
456,919
OTHER INCOME AND EXPENSE
(Gain)/loss on currency conversion	-

INCOME FROM OPERATIONS	109,412

TAX PROVISIONS	20,978
NET INCOME/(LOSS) BEFORE MINORITY
INTEREST	88,434
LESS MINORITY INTEREST IN
CONSOLIDATED SUBSIDIARIES	(44,208)
NET INCOME	$44,226

NET LOSS PER SHARE
Average shares outstanding	120,001,000
Loss per share	$0.00

See accompanying notes to financial statements.

Conforce International, Inc.
Statement of Shareholders' Equity
For the Period Ending September 30, 2008

	Preferred Stock		Common Stock		Retained
	Shares	Amount	Shares	Amount	Earnings	Total
Balances April 1, 2006	-	$-	120,001,000	$9,157	$99,985	$109,142
Net loss for the period	-	-	-	-	(197,762)	$(197,762)
Balances at March 31, 2007	-	-	120,001,000	9,157	(97,777)	(88,620)
Net Income for the year	-	-	-	-	7,746	$7,746
Balances at March 31, 2008	-	-	120,001,000	9,157	(90,031)	(80,874)
Net Income for the period	-	-	-	-	44,226	$44,226
Balances at September 30, 2008	-	$-	120,001,000	$9,157	$(45,805)	$(36,648)
See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Cash Flows
For the Six Months Ending September 30, 2008

2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(loss) for the period	$44,226
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Minority interest in consolidated subsidiary	44,208
Depreciation	17,567
Changes in Current assets and liabilities:
(Increase) decrease in Accounts receivable	216,723
(Increase) decrease in Other receivables	14,642
(Decrease) Increase in Accounts payable	123,117
(Decrease) Increase in Accrued liabilities	(2,433)
(Decrease) Increase in Accrued wages	(15,934)
(Decrease) Increase in Accrued taxes	20,978
NET CASH (USED) BY
OPERATING ACTIVITIES	463,094
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed assets	(381,534)
Purchase of Deposits	-
NET CASH (USED) BY
INVESTING ACTIVITIES	(381,534)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Shareholder loans	50,299
NET CASH PROVIDED BY
FINANCING ACTIVITIES	50,299
NET INCREASE IN CASH	131,859
CASH AT BEGINNING OF PERIOD	34,801
CASH AT END OF PERIOD	$166,660
See accompanying notes to financial statements.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
The Company was incorporated on May 18, 2004 in the state of Delaware as Now Marketing Corp.

On May 24, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company after the acquisition was completed.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.  On May 20, 2005 Conforce Container Corporation was renamed from First National Preferred Card Service, Inc., which was incorporated under the laws of Ontario on February 9, 2001. Conforce Container Corporation’s Balance Sheet on the date of acquisition was as follows;

In Canadian
Dollars
Assets	$-0-

Liabilities
Shareholder loans	$18,560
Equity	(18,560)
$-0-

The Company as renamed from Now Marketing Corp to Conforce International, Inc. at this time.

On May 24, 2005, the Company acquired 50.1% of Conforce 1 Container Terminals, Inc., for $100.  Conforce 1 Container Terminals, Inc. was incorporated under the laws of Ontario on November 12, 2003.  The combination was accounted for as a reverse acquisition as the shareholders of Conforce 1 Container Terminals, Inc. controlled the Company after the acquisition was completed.  Conforce 1 Container Terminals, Inc. was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company’s 50.1% subsidiary, Conforce 1 Container Terminals, Inc., provides handling, storage and transport of overseas shipping containers for international steamship lines, as well as domestic retailers.  All revenues for the two fiscal years reported here were generated by the operations of Conforce 1 Container Terminals, Inc.  Conforce Container Corporation has embarked on the development of a new container flooring system, EKO-FLOR which has been designed to provide an environmentally friendly product to increase container versatility while reducing the total cost of container ownership for shipping lines and leasing companies..

Financial Statement Presentation
The accompanying statements have been prepared form the books and records of the Company and its subsidiaries.  All significant intercompany accounts have been eliminated.  The Company’s 50.1% subsidiary enjoys an October 31, yearend for tax purposes.  The books and records included herein have been adjusted for the six month period ending September 30, 2008.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.  There was no cash paid during the periods for interest or taxes.

Property and Equipment
Property and equipment are carried at cost.  Maintenance, repairs and renewals are expensed as incurred.  Depreciation of property and equipment is provided for over their estimated useful lives, which range from three and five years, using the declining balance method.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense was $17,567 for the six-months ending September 30, 2008.

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition
The only revenue producing operations of the Company during both years is the Container Terminal operation which recognizes revenues when services are rendered.  The operation bills at the end of each month for the services rendered during the month.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 2 – INCOME TAXES

The Company accounts for income taxes under Generally Accepted Accounting Principles used in the United States of America, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of the assets and liabilities using enacted tax rates.  The Company has no significant differences between book and tax accounting.   The operating loss carry forward from the year ending March 31, 2007 was use to reduce taxable income in the year ending March 31, 2008 to $0.

NOTE 3 – EQUITY

Preferred Stock

At September 30, 2008, the Company had authorized 5,000,000 shares of Preferred Stock at a par value of $.0001 per share.  There were 0 shares outstanding.  The unissued shares of Preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

Common Stock

At September 30, 2008, the Company had authorized 250,000,000 shares of Common Stock at a par value of $.0001 per share.  There were 120,001,000 shares outstanding.

NOTE 4 – RELATED PARTIES

At September 30, 2008 the Company owed $375,149 to an Officer, member of the Board of Directors and Shareholder under an informal borrowing arrangement.  These amounts are without interest or terms of repayment.  There were no repayments made under this arrangement during the six-month ending September 30, 2008.

The Company also rents three pieces of equipment on a month to month basis from a related party.  Rent expense for these items was $0 for the six months ending September 30, 2008.  The rental rate paid by the Company to the related party is felt by management to be a competitive rate.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 4 – RELATED PARTIES - CONTINUED

The CEO and President of the Company is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

NOTE 5 – COMMITMENTS

The Company leases office space under a five year lease which runs through April 2012.  Monthly lease payments are $2,883.

The Company leases site space under a five year lease which runs through November 2008.  The lease is renewable for an additional five years.  The Company intends to renew the lease at an approximately a 7 to 8 percent increase.  Monthly lease payments are $11,127.

Future lease commitments are as follows; the site lease was included through the end of the original term.  Future payments under the intended renewal period have not been included since the renewal is not effective and the rental rate is unknown at this time.

Future commitments;

Fiscal 2009	$124,503
Fiscal 2010	34,841
Fiscal 2011	34,841
Fiscal 2012	2,904
Fiscal 2013	-0-
Thereafter	-0-

NOTE 6 – MINORITY INTEREST

Minority interest on the consolidated balance sheets represents the portion of the shareholders’ equity at the respective year ends not owned by the shareholders of the Company.

Minority
Interest

March 31, 2008	$280,525
Minority interest in income of subsidiary	44,208
September 30, 2008	$324,733

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 7 – BUSINESS SEGMENTS

The Company operated in three reportable business segments; Container Terminal, EKO-FLOR and Administrative.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. is a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLOR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR product.  Operations to date have been research and development.  The Administrative operations are the operations of the parent company Conforce International, Inc.  The operations to date have been minimal since formation.

Business Segments -2008
	Container
	Terminals	EKO-FLOR	Consolidated

Revenues	$1,284,130	$-0-	$1,284,130

Direct cost of Sales	717,799	-0-	717,799

Administrative – operations	399,345	-0-	399,345
Research & development	-0-	40,007	40,007
Depreciation	17,567	-0-	17,567

Income/(Loss) From
Operations	$149,419	$(40,007)	$109,412

Pollard-Kelley Auditing Services, Inc
Auditing Services
4500 Rockside Road, Suite 450, Independence, OH 44131
330-864-2265

Report of Independent Registered Public Accounting Firm

Board of Directors
Conforce International, Inc.

We have reviewed the accompanying cosolidated balance sheets of Conforce International, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for nine-months periods then ended.  These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the object of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we  do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Conforce International, Inc. as of March 31, 2008 and the related statements of income for the year then ended, and in our report dated October 8, 2008, except for Note 5 - Equity - Stock Transactions, for which was dated March 30, 2009, we expressed an opinion on those financial statements. In our opinion the financial statements referred to present fairly, in all material respects, the financial position of the Company at March 31, 2008, and the results of its operations and it cash flow for the year in the period ended March 31, 2008, in conformity with U.S. generally accepted accounting standards.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

April 5, 2009
Independence, Ohio

Conforce International, Inc.
Balance Sheets
December 31, 2008

	December 31,	March 31,
	2008	2008
ASSETS
Current Assets
Cash	$-	$34,801
Accounts receivable	200,996	457,012
Other receivables	32,569	37,172
Other current assets from derivative computation	67,200	-
Total Current Assets	300,765	528,985
Fixed Assets
Office equipment	23,829	23,829
Vehicles	20,345	20,345
Equipment	575,188	101,888
Leasehold improvements	25,028	25,028
	644,390	171,090
Less: Accumulated depreciation	(107,341)	(75,027)
	537,049	96,063
Other Assets
Deposits	23,829	14,779
	23,829	14,779

Total Assets	$861,643	$639,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Bank overdraft	$3,357	$-
Accounts payable	147,120	66,322
Accrued liabilities	9,792	24,949
Accrued wages	7,101	24,055
Accrued taxes	-	-
Shareholder's loans	450,114	324,850
Derivative liability from employment agreement	67,200	-
Total Current Liabilities	684,684	440,176
Minority interest in consolidated subsidiaries	312,431	280,525
Shareholders' Equity
Preferred stock	-	-
Common stock	9,157	9,157
Additional contributed capital	89,900	89,900
Retained earnings	(234,529)	(179,931)
	(135,472)	(80,874)
Total Liabilities and Shareholders' Equity	$861,643	$639,827
See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Income
For the Nine Months Ending December 31, 2008 and December 31, 2007
and for the 12 months ending March 31, 2008

	December 31,	December 31,	March 31,
	2008	2007	2008

REVENUES
Revenues	$1,575,118	$1,586,689	$2,364,945

DIRECT COST OF REVENUES
Equipment rental	81,447	82,375	69,530
Fuel	53,497	48,529	76,166
Repairs & maintenance	46,117	34,464	41,125
Transportation	519,165	602,654	847,916
Rent	175,582	160,649	228,049
Subcontractors	17,521	23,765	30,314
	893,329	952,436	1,293,100
GROSS PROFIT	681,789	634,253	1,071,845

EXPENSES
Administrative	585,536	580,608	725,891
Flooring System expenses;
Research & development	86,631	124,304	209,437
Depreciation	32,314	25,863	30,121
	704,481	730,775	965,449
OTHER INCOME AND EXPENSE
(Gain)/loss on currency conversion	-	-	7,285

INCOME FROM OPERATIONS	(22,692)	(96,522)	99,111

TAX PROVISIONS	-	-	-
NET INCOME/(LOSS) BEFORE MINORITY
INTEREST	(22,692)	(96,522)	99,111
LESS MINORITY INTEREST IN
CONSOLIDATED SUBSIDIARIES	(31,906)	(13,863)	(153,965)
NET INCOME (LOSS)	$(54,598)	$(110,385)	$(54,854)

NET LOSS PER SHARE
Average shares outstanding	120,001,000	120,001,000	120,001,000
Loss per share	$(0.00)	$(0.00)	$(0.00)

See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Cash Flows
For the Nine Months Ending December 31, 2008 and December 31, 2007

	December 31,	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(loss) for the period	$(54,598)	$(110,385)
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Minority interest in consolidated subsidiary	31,906	13,863
Depreciation	32,314	25,863
Compensation paid by stock issues	-	62,600
Changes in Current assets and liabilities:
(Increase) decrease in Accounts receivable	256,016	(93,656)
(Increase) decrease in Other receivables	4,603	(44,455)
(Decrease) increase in Bank overdrafts	3,357	157,244
(Decrease) Increase in Accounts payable	80,798	(7,916)
(Decrease) Increase in Accrued liabilities	(15,157)	7,983
(Decrease) Increase in Accrued wages	(16,954)	(8,644)
(Decrease) Increase in Accrued taxes	-	-
NET CASH (USED) BY
OPERATING ACTIVITIES	322,285	2,497
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed assets	(473,300)	(39,972)
Purchase of Deposits	(9,050)	-
NET CASH (USED) BY
INVESTING ACTIVITIES	(482,350)	(39,972)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Shareholder loans	111,329	-
NET CASH PROVIDED BY
FINANCING ACTIVITIES	111,329	-
EFFECT OF EXCHANGE RATE ON CASH	13,935	37,475
NET INCREASE IN CASH	(34,801)	-
CASH AT BEGINNING OF PERIOD	34,801	-
CASH AT END OF PERIOD	$-	$-
See accompanying notes to financial statements.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

OPINION OF MANAGEMENT

It is the Opinion of the Company’s management that all adjustments that are necessary in order to make the financial statements not misleading have been made.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
The Company was incorporated on May 18, 2004 in the state of Delaware as Now Marketing Corp.

On May 24, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company after the acquisition was completed.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.  On May 20, 2005 Conforce Container Corporation was renamed from First National Preferred Card Service, Inc., which was incorporated under the laws of Ontario on February 9, 2001.  Conforce Container Corporation’s Balance Sheet on the date of acquisition was as follows;

In Canadian
Dollars
Assets	$-0-

Liabilities
Shareholder loans	$18,560
Equity	(18,560)
$-0-

The Company as renamed from Now Marketing Corp to Conforce International, Inc. at this time.

On May 24, 2005, the Company acquired 50.1% of Conforce 1 Container Terminals, Inc., for $100.  Conforce 1 Container Terminals, Inc. was incorporated under the laws of Ontario on November 12, 2003.  The combination was accounted for as a reverse acquisition as the shareholders of Conforce 1 Container Terminals, Inc. controlled the Company after the acquisition was completed.  Conforce 1 Container Terminals, Inc. was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company’s 50.1% subsidiary, Conforce 1 Container Terminals, Inc., provides handling, storage and transport of overseas shipping containers for international steamship lines, as well as domestic retailers.  All revenues for the two fiscal years reported here were generated by the operations of Conforce 1 Container Terminals, Inc.  Conforce Container Corporation has embarked on the development of a new container flooring system, EKO-FLOR which has been designed to provide an environmentally friendly product to increase container versatility while reducing shipping costs.

Financial Statement Presentation
The accompanying statements have been prepared form the books and records of the Company and its subsidiaries.  All significant intercompany accounts have been eliminated.  The Company’s 50.1% subsidiary enjoys an October 31, yearend for tax purposes.  The books and records included herein have been adjusted for the periods ending December 31, 2008, 2007 and March 31, 2008 respectively.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.  There was no cash paid during the periods for interest or taxes.

Property and Equipment
Property and equipment are carried at cost.  Maintenance, repairs and renewals are expensed as incurred.  Depreciation of property and equipment is provided for over their estimated useful lives, which range from three and five years, using the declining balance method.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense was $32,312, 25,863 and 30,121 for the period ending December 31, 2008, 2007 and March 31, 2008 respectively.

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Revenue Recognition
The only revenue producing operations of the Company during both years is the Container Terminal operation which recognizes revenues when services are rendered.  The operation bills at the end of each month for the services rendered during the month.

NOTE 2 – INCOME TAXES

The Company accounts for income taxes under Generally Accepted Accounting Principles used in the United States of America, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of the assets and liabilities using enacted tax rates.  The Company has no significant differences between book and tax accounting.   The operating loss carry forward from the periods ending March 31, 2007 was use to reduce taxable income in the periods ending December 31, 2008, 2007 and March 31, 2008 to $0.

NOTE 3 – EQUITY

Preferred Stock

At March 31, 2008 and 2007, the Company had authorized 5,000,000 shares of Preferred Stock at a par value of $.0001 per share.  There were 0 shares outstanding.  The unissued shares of Preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

Common Stock

At March 31, 2008 and 2007, the Company had authorized 250,000,000 shares of Common Stock at a par value of $.0001 per share.  There were 120,001,000 shares outstanding.

Stock Transactions

On October 26, 2006, the Company entered into an employment agreement with its Vice-President, Product Development.  The agreement is for a period of twelve months, fixes compensation level and calls for an issue of Common stock on the 30th of each month during the life of the agreement.  In addition an additional 200,000 shares are to be issued at the end of the agreement.  Shares issues are dependent upon continued employment.  The shares were provided by the majority shareholder of the Company.  Shares issued during the year ended March 31, 2008 totaled 200,000 and were valued at $62,600 and shares issued during the year ended March 31, 2007 totaled 50,000 and were valued at $27,300.  Valuation was based on the trading value of the shares on the date of issue.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 3 – EQUITY – CONTINUED

On October 31, 2007, the Company entered into a renewal of the employment agreement with it Vice-President, Product Development.  The agreement was for a period of twelve months, fixes compensation level and calls for an issue of Common stock upon completion of the agreement if certain goals are met in connection with the EKO-FLOR products.  None of the performance criteria were met as of March 31, 2008.  This agreement was verbally extended for an additional twelve months.  The goals outlined appear to be obtainable in the current year.  Accordingly the value of the issue was computed using the Black Sholes method of determining the present value of a future event.  The liability computed at December 31, 2008 was $67,200.   The asset Other current assets from derivative computation records the charge from this computation and will be expensed when the goals have been obtained.

NOTE 4 – RELATED PARTIES

At December 31, 2008 and March 31, 2008 the Company owed $450,114 and $324,850 respectively to an Officer, member of the Board of Directors and majority shareholder under an informal borrowing arrangement.  These loans, made in Canadian Dollars, are without interest or terms of repayment.  During the period ending December 31, 2008 the shareholder advanced an additional $111,329 to the Company.  There were no repayments made under this arrangement during the periods ending December 31, 2008, 2007 and March 31, 2008 respectively.

The Company also rents three pieces of equipment on a month to month basis from a related party.  Rent expense for these items was $13,625 and $0 for the years ending March 31, 2008 and 2007.  The rental rate paid by the Company to the related party is felt by management to be a competitive rate.

The CEO and President of the Company is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

The Company had no sales or purchases to or from TRC during the periods ending December 31, 2008, 2007 and March 31, 2008.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 4 – RELATED PARTIES - CONTINUED

During 2008 the majority shareholder of the Company contributed 200,000 shares, of Common stock, respectively to satisfy the stock issue requirements of an employment agreement.

NOTE 5 – COMMITMENTS

The Company leases office space under a five year lease which runs through April 2012.  Monthly lease payments are $2,883.

The Company leases site space under a five year lease which runs through November 2008.  The lease is renewable for an additional five years.  The Company intends to renew the lease at an approximately a 7 to 8 percent increase.  Monthly lease payments are $11,127.

Future lease commitments are as follows; the site lease was included through the end of the original term.  Future payments under the intended renewal period have not been included since the renewal is not effective and the rental rate is unknown at this time.

Future commitments;

Fiscal 2009	$124,503
Fiscal 2010	34,841
Fiscal 2011	34,841
Fiscal 2012	2,904
Fiscal 2013	-0-
Thereafter	-0-

NOTE 6 – MINORITY INTEREST

Minority interest on the consolidated balance sheets represents the portion of the shareholders’ equity at the respective year ends not owned by the shareholders of the Company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 7 – BUSINESS SEGMENTS

The Company operated in three reportable business segments; Container Terminal, EKO-FLOR and Administrative.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. is a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLOR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR product.  Operations to date have been research and development.  The Administrative operations are the operations of the parent company Conforce International, Inc.  The operations to date have been minimal since formation.

Business Segments –For the Period Ended December 31, 2008

	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$1,575,188	$-0-	$1,575,188

Direct cost of Sales	893,329	-0-	893,329

Administrative – operations	585,536	-0-	585,536
Research & development	-0-	86,631	86,631
Depreciation	32,314	-0-	32,314

Income/(Loss) From
Operations	$63,939	$(86,631)	$(22,692)

Total Assets, December 31, 2008

Container Terminals	$1,409,854
EKO-FLOR	-0-
Inter-company receivable	(548,211)
Consolidated Total Assets	$861,643

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 7 – BUSINESS SEGMENTS – CONTINUED

Business Segments –For the Period Ended December 31, 2007
	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$1,586,689	$-0-	$1,586,689

Direct cost of Sales	952,436	-0-	952,436

Administrative – operations	580,608	-0-	580,608
Research & development	-0-	124,304	124,304
Depreciation	25,863	-0-	25,863

Income (Loss) From
Operations	$27,782	$(124,304)	$(96,522)

Total Assets, March 31, 2007

Container Terminals	$764,131
EKO-FLOR	-0-
Inter-company receivable	(124,304)
Consolidated Total Assets	$639,827

Business Segments –For the Year Ended March 31, 2008
	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$2,364,945	$-0-	$2,364,945

Direct cost of Sales	1,293,100	-0-	1,293,100

Administrative – operations	725,891	-0-	725,891
Research & development	-0-	146,837	146,837
Depreciation	30,121	-0-	30,121

Income/(Loss) From
Operations	$308,014	$(146,837)	$161,177

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 7 – BUSINESS SEGMENTS – CONTINUED

Total Assets, March 31, 2008

Container Terminals	$1,101,407
EKO-FLOR	-0-
Inter-company receivable	(461,580)
Consolidated Total Assets	$639,827

Exhibit
No.	Description
2.0	Acquisition Agreement and Plan of Merger dated May 24, 2005 *
3.1	Certificate of Incorporation for Conforce International, Inc. *
3.1.1	Certificate of Incorporation for Conforce Container Corporation *
3.1.2	Certificate of Incorporation for Conforce 1 Container Terminals, Inc. *
3.2	Bylaws *

    * Denotes previously filed exhibits: filed on February 9, 2009 with Conforce International, Inc.’s Form 10-12G.

SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Conforce International, Inc.

April 7, 2009	By:	/s/ Marino Kulas
Marino Kulas
President & CEO